Exhibit 99.28(p)(v)

Code of Ethics

VIII.	Muzinich & Co. Global Code of Ethics

Policy Summary

The Muzinich & Co. Global Code of Ethics (as amended, the “Code”) is comprised of the following policies:

A.	Personal Securities Policy

B.	Insider Trading Policy

C.	Gifts and Entertainment Policy

D.	Anti-Bribery and Corruption Policy

E.	Outside Activities Policy

F.	Conflicts of Interest Policy

G.	Political Contributions and Political Activities Policy

The policies and procedures set out in the Code apply to Muzinich & Co., Inc., 1988 Asset Management, LLC and its relying adviser, 1988 CLO LP, Series M-1, Muzinich & Co. Limited and their affiliates (together, the “Company”). This Code and the Company’s Compliance Manuals (and relevant supplements) may be accessed on the Company’s intranet (http://muz-ldn-sp1/sites/Home/default.aspx) and in StarCompliance, as defined below.

Definitions

The definitions below are applicable to all policies that comprise the Code. Each policy may reference additional definitions.

“40 Act” – The U.S. Investment Company Act of 1940, as amended.

“40 Act Boards” – The U.S. board of directors that oversees the 40 Act Funds as defined below.

“40 Act Funds” – Includes pooled investment vehicles which are registered or regulated, respectively, under the 40 Act (as defined herein) by the SEC as “investment companies” or “business development companies” for which the Company (as defined herein) serves as investment adviser or principal underwriter.

“Access Person” – Includes all persons employed by Muzinich & Co., Inc., Muzinich & Co. Limited, 1988 Asset Management, LLC, 1988 CLO LP, Series M-1, any of their affiliates and/or any consultant, intern, or other third party deemed to be an “Access Person” as determined by Compliance. Compliance has the discretion to not consider and/or to no longer consider an individual to be an Access Person.

“Advisers Act” – The U.S. Investment Advisers Act of 1940, as amended.

“Affiliated Fund” – Any registered Investment Company and series of such company or portion thereof, or other collective investment scheme, for which the Company is the investment manager, investment adviser or sub-adviser.

“Chief Legal Officer” – The Company’s Chief Legal Officer or his/her designees.

“Clients” – Any account for which the Company (as defined herein) acts as investment manager, investment adviser or sub-adviser.

“Code” – The Muzinich & Co. Global Code of Ethics.

“Company” – Muzinich & Co., Inc., 1988 Asset Management, LLC and its relying adviser, 1988 CLO LP, Series M-1, Muzinich & Co. Limited and their affiliates.

“Compliance” – The Co-Global Heads of Compliance and/or their designees.

“Compliance Manuals” – Together, the compliance manuals (and relevant supplements) of Muzinich & Co., Inc., 1988 Asset Management, LLC and its relying adviser, 1988 CLO LP, Series M-1, Muzinich & Co. Limited and their affiliates.

“Executive Chairman” – George Muzinich.

“FCA” – The U.K. Financial Conduct Authority.

“Government Official” – The term Government Official has been broadly interpreted to include:

1.	Any board member, officer or employee or person employed by or acting on behalf of a government department or agency;
2.	Any officer or employee of a company or business owned in whole or part by a government or government agency (such as the Royal Bank of Scotland and Lloyds Banking Group);
3.	Any officer or employee of a government international organization (such as the World Bank, European Central Bank or Asian Development Bank); and
4.	Any officer or employee of a political party or any person acting in an official capacity on behalf of a political party.

“Immediate Family” – A member of an Access Person’s family that shares the same household as the Access Person including his/her spouse, child, parent, or other family member. The term also includes any related or unrelated individual who (i) is financially dependent upon and/or (ii) whose investments are controlled by an Access Person.

“Inc. Staff” – Any Access Person that is an (i) employee of Muzinich & Co., Inc., 1988 Asset Management, LLC, and its relying adviser, 1988 CLO LP, Series M-1, and/or (ii) any consultant, intern, or other third party deemed to be “Inc. Staff” as determined by Compliance.

“Ltd. Compliance Manual” – The compliance manuals of Muzinich & Co. Limited and its relevant affiliates and their relevant supplements.

“Ltd. Staff” – Any Access Person that (i) is employed by Muzinich & Co. Limited or its affiliates, and/or (ii) any consultant, intern, or other third party deemed to be “Ltd. Staff” as determined by Compliance.

“MiFID” – European Union Markets in Financial Instruments Directive.

“Restricted List” – A list of issuers in which securities transactions of the Company and/or its Access Persons are prohibited when the Company is in possession of material non-public information or when the Company, in its discretion, has determined that personal trading in the securities of the issuer may present a conflict with its Clients.

“SEC” – The U.S. Securities and Exchange Commission.

“StarCompliance” – The Company’s automated global code of ethics system (https://muzinich.starcompliance.com).

“U.S. Regulated Fund”18 – a registered open-end or closed-end company or a business development company, including any separate series thereof, but does not include a registered open-end company that is regulated as a money market fund under 270.2a-7.

Persons Subject to the Code

The Firm will distribute this Manual, which contains the Code to each Supervised Person upon the commencement of employment and upon any amendment to the Code. The Code applies to all Access Persons as defined herein. It should be noted, however, that certain policies or procedures of the Code may be applicable only to a subset of Access Persons as outlined in such policies. Additionally, whether a consultant, intern, or other third party will be designated an Access Person will be based on facts and circumstances determined by Compliance. In addition, when a consultant, intern, or other third party is not considered an Access Person, such person may still be expected to comply with the underlying principles of the Code and specific arrangements with such persons will vary depending on their relationship to the Company as determined by Compliance. Compliance will notify all Access Persons of their preapproval and reporting requirements under the Code. Compliance has the discretion to not consider and/or to no longer consider an individual to be an Access Person.

Code of Ethics Policy

The Company values its integrity, reputation and its adherence to the highest standard of business conduct. Each Access Person’s conduct is integral to the Company’s reputation. As a registered investment adviser, the Firm is subject to various federal securities laws, rules, and regulations. Access Persons are required to comply with applicable federal securities laws, rules, and regulations. Access Persons shall endeavor to protect the confidence and trust placed in the Company by its Clients. Each Access Person is responsible for his/her compliance with the Code. Furthermore, the Code is established to detect and prevent violations of applicable laws, rules and regulations and to serve as guidance for Access Persons in their day-to-day operations.

Certification Requirement

Each Access Person within 10 days of becoming an Access Person, and quarterly thereafter, shall file a certification indicating that he/she has received, read, understood and will comply and/or has complied with the Code. A consultant, intern, or other third party who is not deemed an Access Person may be required to sign a Non-Disclosure Agreement, which may be obtained from the Chief Legal Officer or Compliance.

Training

Each Access Person must attend a training session covering the policies and procedures outlined in the Code within a reasonable time period upon becoming an Access Person, and periodically thereafter, on relevant policies and procedures outlined in the Code.

18 As defined under U.S. Rule 17j-1 of the 40 Act.

Recordkeeping

Compliance shall maintain or cause to be maintained in a readily accessible place the following records pursuant to Advisers Act Rule 204A-1, Rule 17j-1 under the 40 Act and/or MiFID19:

1.	A copy of each Code that has been in effect during the past seven years;
2.	A record of any violation of the Code by an Access Person and any action that was taken as a result of such violation for a period of seven years;
3.	A record of all compliance certifications for each person who is currently, or within the past seven years was, an Access Person acknowledging receipt of the Code and any amendments;
4.	A list of all persons who are, or within the preceding seven years have been, an Access Person or who are or were responsible for reviewing reports submitted by Access Persons; and
5.	A copy of each report furnished to the 40 Act Board, covering activities of Access Persons for a period of seven years after the fiscal year in which the report is made.

Code Administration

As required by sub-part (c)(2)(i) of Rule 17j-1, each 40 Act Fund and its respective affiliated investment adviser and/or principal underwriter will use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.

As required by sub-part (c)(2)(ii) of Rule 17j-1, no less frequently than annually each 40 Act Fund and its respective affiliated investment adviser and/or principal underwriter will furnish to the board of directors of such fund a written report that:

1.	Describes any issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to the material violations; and
2.	Certifies that the 40 Act Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Violations

Access Persons should consult Compliance if they have any questions about the Code. Each Access Person shall promptly notify Compliance of any violation of the Code of which he or she becomes aware. Violations of the Code and/or failure to notify Compliance of a violation may lead to disciplinary action which may range from a verbal reminder to suspension or termination of employment. Material violations of the Code, as determined by Compliance, and/or repeat violations of the Code may be reported to senior management, who may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment.

Pursuant to U.S. Rule 38a-1 of the 40 Act, all known Code violations of Access Persons, unless otherwise instructed, are also reported to the 40 Act Boards promptly and no less frequently than annually. In addition, Compliance shall certify to the 40 Act Boards no less frequently than annually that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

19 MiFID Org Regulation Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

Exceptions

Compliance may grant exceptions to provisions of the Code in circumstances that present special hardship or special situations determined not to present potential harm to Clients or conflict with the spirit and intent of the Code. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception.

A.	Personal Securities Policy

Policy Summary

The Company has adopted the Personal Securities Policy to accomplish two primary goals:

1.	First, to minimize conflicts and potential conflicts of interest between Access Persons and Clients; and
2.	Second, to provide policies and procedures consistent with applicable laws (including Rule 204A-1 under the Advisers Act, Rule 17j-1 under the 40 Act, the rules contained within the FCA Conduct of Business Sourcebook 11.7A, and European Market Abuse Regulation) to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held, or to be acquired by, Clients.

The Company is entrusted with the assets of its Clients for investment purposes. This fiduciary relationship requires Access Persons to place the interests of the Clients before their own and to avoid conflicts of interest. All Access Persons must adhere to this general overriding principle as well as comply with this Personal Securities Policy’s specific provisions. This Personal Securities Policy should be read in conjunction with the Insider Trading Policy included in the Code which defines material non-public information (“MNPI”). Ltd. Staff shall refer to additional policies on market abuse in the Ltd. Compliance Manual.

The Company has developed and adopted the following general principles to guide its Access Persons:

1.	The interests of Clients must be placed first at all times;
2.	All personal securities transactions must be conducted consistent with this Personal Securities Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
3.	Access Persons should not take inappropriate advantage of their positions; and
4.	Access Persons must comply with all applicable laws.

It shall be a violation of this Personal Securities Policy for any Access Person, in connection with the purchase or sale, directly or indirectly, of any security or other investment to:

1.	Employ any device, scheme or artifice to defraud any person;
2.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit;
4.	Engage in any manipulative practice;
5.	Engage in late trading or market timing of 40 Act Funds shares; or
6.	Engage in a personal securities transaction while in possession of MNPI about the issuer of that security.

This Personal Securities Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

Where an Access Person is uncertain whether a transaction or an account is within scope of this Personal Securities Policy, he/she should consult Compliance for clarity.

Definitions

For purposes of this Personal Securities Policy, the following definitions apply:

“Automatic Investment Plan” – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans.

“Beneficial Ownership” – Shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s “Immediate Family”20 who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) by a trust in which he/she is a Trustee, has a beneficial interest or is the settlor with a power to revoke the trust, (ii) by another person and he/she has a contract or an understanding with such person that the securities held in that person’s name are for his/her benefit, (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights, (iv) by a partnership of which he/she is a member, (v) by a corporation that he/she uses as a personal trading medium, (vi) by a holding company that he/she controls, or (vii) by an investment club of which he/she is a member.

“Covered Security” – Any note, stock, exchange-traded fund (“ETF”), open and/or closed end mutual fund, treasury stock, security future, bond, municipal bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, real estate investment trusts, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For these purposes, the purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. A security held or to be acquired includes any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

20 In relation to Ltd. Staff, the Company may apply a definition of “Immediate Family” that is broader than the definition under SEC Adviser Act Rule 17 CFR 240.16a-1(a)(2)(ii)(A), which includes Immediate Family as defined in the Code as well as any person with whom an Access Person has a family relationship or has close links as referenced in Article 28 of the MiFID Org Regulation – Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

A Covered Security may also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not to be considered a Covered Security.

Any questions about whether an instrument is a Covered Security should be directed to Compliance.

“Limited Offering” – an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) [15 U.S.C. 77d(a)(2) or 77d(a)(5)] or pursuant to rule 504, or rule 506 [17 CFR 230.504 or 230.506] under the Securities Act of 1933.

“Reportable Security” – Any Covered Security as defined herein with the exception of securities listed in “Exempt Transactions – Exceptions to Reporting Requirements” as outlined in this Personal Securities Policy below.

“Reportable Security Requiring Pre-Approval” – Any Reportable Security that is not listed herein as “Exempt Transactions – Reportable Transactions That Do Not Require Pre-Approval”.

“Reportable Account” – Any Self-Directed Account, Self-Directed No Reportable Securities Account and/or Third Party Managed Account which has the ability to transact in a Covered Security.

“Self-Directed Account” – Any personal brokerage account in which an Access Person has direct or indirect influence or control to transact in a Reportable Security that he/she (or his/her Immediate Family) has Beneficial Ownership.

“Self-Directed No Reportable Securities Account” – Any personal brokerage account in which an Access Person has direct or indirect influence or control to transact in a Covered Security that he/she (or his/her Immediate Family) has Beneficial Ownership and does not transact in Reportable Securities.

“Third Party Managed Account”21 – Any personal brokerage account which has the ability to transact in a Covered Security and is managed on a discretionary basis by a trustee or third party (i.e. a person other than the Access Person or the Access Person’s Immediate Family).

Personal Securities Policy

Personal Investing Activities – Reporting Requirements

Initial Accounts and Holdings Reporting

Within 10 calendar days of becoming an Access Person he/she shall submit to Compliance via StarCompliance a report (including the date the report is submitted) including the following:

21 This definition is meant to specifically cover certain trusts and third party discretionary accounts under the Rule 204A-1 of the Advisers Act that Access Persons (i) have no direct or indirect influence or control over, (ii) cannot suggest or direct purchases or sales of investments in, and (iii) cannot consult with the trustee or third party manager about the particular allocation of investments in.

1.	Reportable Accounts[22]: All currently open Reportable Accounts, as defined above.

2.	Holdings[23]: All Reportable Securities either (i) held in a Self-Directed Account, or (ii) not held in a personal brokerage account (e.g. physical holdings, private investments and/or investments in Affiliated Funds). The holdings information must be within 45 calendar days prior to the first date of becoming an Access Person. Refer to Exempt Transactions – Exceptions to Reporting Requirement in this Personal Securities Policy for a list of securities that are not Reportable Securities subject to this Personal Securities Policy.

Ongoing Account Reporting

Each Access Person must disclose to Compliance via StarCompliance all Reportable Accounts24 within the earlier of (i) prior to transacting in a Reportable Security Requiring Pre-Approval, or (ii) 30 calendar days after quarter end (or at the time the Access Person’s quarterly certification is submitted. Each Access Person is responsible for informing themselves of all Reportable Accounts of his/her Immediate Family and of any activity in those accounts. Access Persons who become aware of information relating to any Reportable Account which has not been reported in accordance with this Personal Securities Policy shall immediately inform Compliance.

If an Access Person decides to transact in a Reportable Security in a Self-Directed No Reportable Securities Account, he/she must first update the account designation to Self-Directed Account in StarCompliance and, unless an exception is granted, set up the electronic transmission of account data as outlined below.

Ongoing Transaction Reporting

Each Access Person must disclose to Compliance via StarCompliance transactions in any Reportable Security Requiring Pre-Approval promptly after it occurred. Each Access Person is responsible for informing themselves of all such transactions of his/her Immediate Family. Access Persons who become aware of information relating to any such transaction which has not been reported in accordance with this Personal Securities Policy shall immediately inform Compliance.

Quarterly Account and Transaction Reporting

Every Access Person shall file with Compliance via StarCompliance a report within 30 calendar days following the end of each calendar quarter reflecting:

Reportable Accounts:

1.	A certification that they have reported all Reportable Accounts that were held or opened during the calendar quarter.
2.	In connection to a third party Managed Account(s) a certification explaining that he/she and/or his/her Immediate Family have (i) no direct or indirect influence or control, (ii)

22 When disclosing a Reportable Account in StarCompliance, the following information must be included: (i) account name, (ii) account number, where applicable, (iii) broker office, (iv) date opened, and (v) account type.

23 Each holdings report must contain, at a minimum the: (i) title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership, (ii) name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit, and (iii) date the access person submits the report.

24 When disclosing a Reportable Account in StarCompliance, the following information must be included: (i) account name, (ii) account number, where applicable, (iii) broker office, (iv) date opened, and (v) account type.

cannot, suggest or direct purchases or sales of investments, and (ii) cannot consult with the trustee or third party manager about the particular allocation of investments to be made in their Third Party Managed Account.

Reportable Transactions25:

1.	A report (including the date the report is submitted) of (i) all transactions that occurred during the calendar quarter in a Self-Directed Account in any Reportable Security, (ii) all transactions that occurred during the calendar quarter in a Reportable Security that are held outside of a Reportable Account including but not limited to; (a) Affiliated Funds, (b) private investments, and/or (c) physically held securities. For the avoidance of doubt, transactions that occur in Reportable Securities that take place in Third Party Managed Accounts do not require reporting.
2.	If no transactions occurred during the calendar quarter in a Reportable Security, Access Persons are required to submit a certification to Compliance stating that there were no such transactions in the applicable calendar quarter.

Annual Holdings Reporting

Annually, every Access Person shall submit to Compliance via StarCompliance a report (including the date the report is submitted) disclosing all holdings26 information of Reportable Securities that is current as of a date no more than 45 calendar days prior to the date of the report.

For the avoidance of doubt this includes:

1.	Reportable Securities held in a Self-Directed Account; and
2.	Reportable Securities not held in a Reportable Account including but not limited to: (i) Affiliated Funds, (ii) private investments, and/or (iii) physically held securities.

If an Access Person has no holdings in Reportable Securities, as of the above mentioned date, he/she is required to submit a certification stating that they have no such holdings during the period.

Electronic Transmission of Account Data

To help ensure that Access Persons timely report quarterly transactions in Reportable Securities and annual holdings in Reportable Securities to Compliance as outlined above, the Company requires that all Self-Directed Accounts are held with a broker, dealer or bank that will electronically transmit such data to StarCompliance. For the avoidance of doubt this requirement does not apply to Third Party Managed Accounts or Self-Directed Non Reportable Securities Accounts.

If Compliance provides an exception to this requirement for the electronic transmission of quarterly transaction and annual holdings data, it is the responsibility of the Access Person to ensure that they

25 All transaction reports must include, the (A) date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved, (B) nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (C) The price of the security at which the transaction was effected, (D) name of the broker, dealer or bank with or through which the transaction was effected, and (E) date the Access Person submits the report.

26 Each holdings report must contain, at a minimum the: (A) title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership, (B) name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the access person’s direct or indirect benefit, and (C) date the access person submits the report.

provide Compliance with all reportable information as outlined in this Personal Securities Policy. In most cases, this means that Access Persons must upload accounts statements in StarCompliance and manually enter quarterly transactions and annual account holdings information for all Reportable Securities in StarCompliance.

Exempt Transactions – Exceptions to Reporting Requirements

The following are Covered Securities. They are, however, not Reportable Securities for the purpose of this Personal Securities Policy and therefore do not need to be reported to Compliance:

●	Direct obligations of the U.S. Government;
●	Bankers’ acceptances;
●	Bank certificates of deposit;
●	Commercial paper;
●	High quality short-term debt instruments (including repurchase agreements);
●	Shares of money market funds;
●	Shares of open-end mutual funds that are not Affiliated Funds;
●	Investments in UCITS that are not Affiliated Funds;
●	Units in unit investment trusts if the unit investment trust is invested exclusively in one or more open-end funds, none of which are Affiliated Funds;
●	Units of a unit investment trust if the unit investment trust is invested exclusively in one or more UCITS, none of which are Affiliated Funds;
●	Interests in 529 Plans;
●	Life policies;
●	Secondary market crypto-currency transactions; and
●	Currencies (however, options on currencies do need to be reported, see Exempt Transactions – Reportable Transactions That Do Not Require Pre-Approval)

Personal Investing Activities – Restrictions and Monitoring

Pre-Approval of Trades

Each Access Person shall submit a trade request using StarCompliance, before placing an order for any transaction in a Reportable Security, (subject to the “Exempt Transactions – Reportable Transactions That Do Not Require Pre-approval” listed below), in a Self-Directed Account or for any Reportable Security such as a private investment or physically held security.

For the avoidance of doubt pre-approval is required for, but is not limited to, the following:

●	Initial Public Offerings (IPO’s)*;
●	Limited Offering, including but not limited to, offerings that are exempt from registration under the Securities Act of 1933 including, but not limited to, private placement offerings;
●	Crowd-funding activities; and
●	Virtual currency or cryptocurrency coins or tokens that are being offered as part of an Initial Coin Offering (ICO).

*Certain Access Persons may have further prohibitions from purchasing IPOs under the U.S. Financial Industry Regulatory Authority (FINRA) Rule 5130 and 5131.

Exempt Transactions – Reportable Transactions That Do Not Require Pre-Approval

The following transactions are reportable via StarCompliance, however, pre-approval is not required:

●	Non-volitional in nature: e.g. stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, inheritances, and margin/maintenance calls (where the securities to be sold or purchased are not directed by the Access Person);
●	Purchases under an Automatic Investment Plan (However, any transaction that overrides the preset schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report);
●	Direct obligations of any government (sovereign debt) with the exception of the U.S. Government (which is not reportable as outlined above);
●	Municipal bonds;
●	Broad-based ETFs;
●	Exchange traded commodities (ETCs);
●	Close end-mutual funds;
●	Affiliated Funds;
●	Index options or index futures;
●	Fractional undivided interest in oil, gas, or other mineral rights;
●	Put, call, straddle, option, privilege or future input on national securities exchange relating to foreign currency;
●	Government-sponsored enterprises fixed income securities (e.g., FNMA); and
●	Index-based contingent income notes.

Review, Approval and Denial of Trade Requests

Process

StarCompliance allows Compliance to review and either approve or deny a trade submitted for pre-approval. Upon submitting a trade pre-approval request, Access Persons will receive notification from StarCompliance whether the trade request was approved or denied by Compliance. No member of Compliance may approve his/her own trade request.

Approval is granted at the discretion of Compliance, and each request is considered against the Company’s Restricted List and established policies and procedures and regulatory obligations.

Approved Trades

The pre-approval approval, unless denied or revoked, is valid until close of business the day the approval was granted. If the approved transaction is not executed during such period, a new request must be filed, and another authorization must be obtained. Good-until-cancel limit orders are not permitted without daily requests for pre-approval.

Access Persons must wait for approval before placing the order with their broker. If pre-approval for a transaction in a Reportable Security is not obtained, the Company reserves the right to require the Access Person to close out a position, disgorgement of profits, prohibition on trading, or take any other action as it deems appropriate.

In general, approvals will not be granted for the following transactions:

●	Corporate bonds;
●	Publicly traded BDCs; or
●	Issuers reflected on the Restricted List.

Notwithstanding anything to the contrary, Compliance may decide not to grant approval for a transaction in a Covered Security at its sole discretion.

Investment Holding Period

All transactions requiring pre-approval are subject to a minimum holding period of 30 calendar days with the exception of charitable contributions. Compliance may grant exceptions to this should abnormal market conditions or personal circumstances warrant this. Exceptions will be decided on a case by case basis and will be recorded in StarCompliance.

Procuring or Disclosure to Others

Where Access Persons are prohibited from entering into a transaction in Reportable Securities as a result of this Personal Securities Policy, they must not:

1.	Procure any other person to enter into such a transaction; or
2.	Disclose any information to any other person which they know, or reasonably ought to know, will lead to that person entering into such a transaction.

Front Running and Scalping

Notwithstanding anything herein to the contrary, Access Persons may not purchase or sell a Reportable Security, if such purchase or sale is effected with a view to making a profit from a change in the price of such security resulting from anticipated transactions by or for a Client.

Recordkeeping

Compliance shall maintain or cause to be maintained in a readily accessible place the following records pursuant to the Advisers Act Rule 204A-1, Rule 17j-1 under the 40 Act and/or MiFID Org Regulation27:

1.	A copy of all personal trading reports made for a period of not less than seven years;
2.	A copy of each personal trading report made by an Access Person as required by this Personal Securities Policy or any information provided in lieu of the reports, for a period of seven years;
3.	A record of any decision and the reasons therefore, to permit investments in IPOs, ICOs or private placements for a period of seven years; and
4.	A record of the personal transactions notified to the Company or identified by it, including any authorization or prohibition in connection with such a transaction for a period of seven years.

Penalties

If an Access Person fails to properly pre-clear a transaction or fails to observe the 30-Day Hold period the following penalties may be imposed:

27 Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

1st Violation

1.	Compliance will speak with employee about circumstances surrounding the violation, how the action or inaction was a violation of the Personal Securities Policy, and seriousness of the violation;
2.	Compliance will send an email to employee summarizing the violation and again stressing seriousness of the violation. Employee must confirm in writing that he/she understands the reason for the violation and understands the requirements of the COE; and
3.	Up to 6 month ban on trading.

2nd Violation

1.	Compliance will speak with employee about circumstances surrounding the violation, how the action or inaction was a violation of the Personal Securities Policy, and seriousness of the violation;
2.	Compliance will send an email to employee summarizing the violation and again stressing seriousness violation. The employee must confirm in writing that he/she understands the reason for the violation and understands the requirements of the COE;
3.	Up to $5,000 penalty (at Muzinich’s discretion) – with money going to charity of Muzinich’s choice; and
4.	Up to 24 month ban on trading.

3rd Violation

Termination – at the discretion of Muzinich

Exceptions to the imposition of penalties outlined herein may be made at the discretion of the CCO.

Monitoring

Compliance periodically conducts reviews with a view towards determining whether Access Persons have complied with all provisions of this Personal Securities Policy.

B.	Insider Trading Policy

Policy Summary

The Company prohibits Access Persons from (i) trading, either, for a Client, personally, or on behalf of another, a Security, as defined below, while in possession of material nonpublic information (“MNPI”) about the issuer of that Security, also known as “insider trading” or (ii) communicating MNPI to anyone who might use it to buy or sell Securities, also known as “tipping”. MNPI may not be communicated to others in violation of an agreement to keep such information confidential or in violation of law. When in doubt whether certain information constitutes MNPI, Access Persons should assume that the information is MNPI and immediately consult with Compliance.

The Company prohibits misuse of MNPI. This prohibition applies to every Access Person and extends to activities within and outside their duties of the Company.

These policies and procedures are adopted in accordance with Section 204A of the Advisers Act, the EU Market Abuse Regulation and the Securities and Futures Act of Singapore and/or any other applicable local laws as outlined in the Ltd. Compliance Manual, which require that the Company establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent the misuse of MNPI. This Insider Trading Policy operates in conjunction with the Personal Securities Policy as outlined in the Code as well as the Market Abuse and Market Soundings Policies in the Ltd. Compliance Manual.

Definitions

“Material Information” – Includes any information, relating directly or indirectly to one or more issuers or to one or more Securities, whether originating externally or within the Company, that a reasonable investor would consider important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities.

Common examples of information that may be regarded as material include but are not limited to:

●	Projections by the company of future earnings or losses different from market expectations;
●	A pending or proposed merger, acquisition or tender offer;
●	A significant sale of assets or the disposition of a subsidiary;
●	Changes in dividend policies or the declaration of a stock split;
●	Significant changes in senior management; or
●	An impending upgrade or downgrade of a security by a rating agency or a securities firm.

“Nonpublic Information” or “NPI” – Information is nonpublic until it has been effectively communicated to the marketplace and is available to the general public. Information is generally regarded as non-public until it has been broadly disseminated, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors such as a proxy statement or prospectus, or materials available from public disclosure services.

“Security” – The term security is defined as (i) “Covered Security” in the Personal Securities Policy of this Code and is meant to include any security defined as such pursuant to section 3(a)(10) of the Securities Exchange Act of 1934 and any financial instrument as defined as such pursuant to the European Market Abuse Regulation; and (ii) any derivative of the foregoing. If an Access Person has any questions regarding whether an asset (including any debt instrument) is considered a Security under this Insider Trading Policy, he/she shall consult Compliance.

Insider Trading Policy

Possession of MNPI

Access Persons may not buy or sell (or recommend, advise or solicit the purchase or sale), for any account (personal or Client), a Security of any company about which the Company or its Access Persons possess MNPI.

Receipt and Reporting of MNPI

Access Persons must notify Compliance immediately if they believe they have obtained any NPI so that Compliance can determine whether such NPI constitutes MNPI. Access Persons should conduct themselves as though NPI is MNPI until a determination as to materiality can be made by Compliance.

The Company and its Access Persons through various access points can come into possession of NPI. Based on the Company’s investment activities, the following outlines access points of how an Access Person may obtain NPI:

●	Market Sounding Communications: From time-to-time issuers or agent banks or broker dealers may contact Compliance concerning an issuer-specific event that has not yet been made public. This information is usually market sensitive and constitutes MNPI. As such, this information is ring-fenced within Compliance as a control measure to keep the Firm on the public side of the issuer until such time as Compliance communicates with the investment team, without providing the name or other information that can be used to identify the issuer, to determine if the investment team wants to receive the MNPI. If it is determined that the investment team wants to receive the MNPI, Compliance will first place the issuer on the Restricted List and then release the information, including the issuer’s name, to the investment team. The issuer will remain on the Restricted List until the information is made available to the public or becomes stale.

●	Data Rooms: Access Persons must notify Compliance before accessing NPI about issuers from data rooms and data room aggregators, such as Findox. Following such notification Compliance will determine whether the issuer should be added to the Restricted List.

●	Expert Networks: Before engaging with an expert network, even on a trial basis, Access Persons must obtain pre-approval from Compliance. Additionally, Access Persons must adhere to and follow the procedures set forth in the Expert Networks Policy in this Compliance Manual.

●	Meetings with Management: Access Persons who wish to communicate with the management of public companies (also known as public company insiders) must track such meetings on a log that includes the (i) name of the company, (ii) date of the meeting, (iii) names of the Access Persons that participated in the meeting, (iv) name and title, if available, of the public company insiders that participated in the meeting, and (v) a note regarding if NPI was discussed during the meeting. If NPI was received during the meeting, Access Persons shall immediately inform Compliance so a determination as to materiality can be made and whether the issuer should be added to the Restricted List.

●	Bank Loans: Market participants in bank loans may obtain information that is not available to Securities market participants, and this information may be considered NPI. If NPI is received, Access Persons are responsible for immediately informing Compliance so a determination as to materiality can be made and whether the issuer should be added to the Restricted List.

Bank loans are not considered a Security as defined herein. Therefore, certain transactions in bank loans are permissible after opting to receive MNPI from the issuer. However, in certain situations, Access Persons may receive “superior information” that not all market participants in the syndicate bank loan receive. In these circumstances, Access Persons shall immediately inform Compliance so a determination can be made whether trading in bank loans should be restricted. In such situations, the Company may require the use of a detailed “big boy” letter to trade the bank loans or may be restricted from trading the bank loans.

●	Creditor Committees and Boards: Ad Hoc and/or Creditor and/or Steering Committee/Board Seats/Board Observer Rights: Access Persons may not sit on an ad hoc and/or creditor committee and/or steering committee of a portfolio company, sit on the board of a portfolio company and/or have board observer rights of a portfolio company without the pre-approval of Compliance.

➢	Ad Hoc and/or Creditor and/or Steering Committee. If approved, Access Persons may come into possession of NPI about the portfolio company. If NPI is received, Access Persons must immediately report such receipt to Compliance so a determination as to materiality can be made and whether the issuer should be added to the Restricted List.

➢	Board Seats and Board Observer Rights. If approved, the issuer will be added to the Restricted List.

Compliance will conduct due diligence in coordination with the investment team where there is the potential for receipt of MNPI via advisors with respect to ad hoc and/or creditor and/or steering committees. Such due diligence may include, without limitation, reviewing the policies and procedures and overall control environment of the advisors regarding their handling of potential MNPI and obtaining representations from such advisors in respect of their MNPI policies and procedures.

●	Outside Activities: Subject to pre-approval from Compliance as outlined in the Code (see Outside Activities Policy), Access Persons may serve as a member or observer of the board of directors of a company (where such board seat or observer position is not held due to the request of Muzinich) or otherwise engage in an activity that presents a risk of receiving NPI about a public company. If NPI is received, Access Persons must immediately report such receipt to Compliance so a determination as to materiality can be made and whether the issuer should be added to the Restricted List.

●	Value-Added Investors: The Company may become aware that certain clients or private fund investors (sometimes referred to as “value-added investors”) have access or potential access to sensitive confidential information, including by virtue of their current or former association with public companies. Compliance will maintain a list of value-added investors of which Muzinich has become aware and the public companies associated with such investors. Compliance will monitor, on a sample basis, (i) client and personal account trading in companies associated with identified value-added investors, and (ii) electronic communications with such value-added investors.

Information Barrier: See Information Barrier Policy in this Compliance Manual.

Restricted List

A public issuer will be placed on the Restricted List if, at any time, it becomes known to the Company that it or its Access Persons have received MNPI. With regard to bank loans, a private issuer will be placed on the Restricted List if, at any time, the Company or its Access Persons have received “superior information” as discussed above. Furthermore, an issuer may be placed on the Restricted List at any time as determined by Compliance due to an actual or an appearance of a potential conflict. All Access Persons have an obligation to inform Compliance immediately when they become aware of such circumstances.

It is the responsibility of Compliance to place, remove, and review issuers on the Restricted List and review all personal transactions of Access Persons consistent with the procedures and requirements of the Code. Compliance may remove an issuer from the Restricted List when the Company is no longer in possession of the MNPI and/or it no longer presents an appearance of a potential conflict.

Transactions in Collateralized Loan Obligations (“CLOs”)

CLOs are treated as securities, even though the loans underlying a CLO may not themselves be securities. Accordingly, before transacting, the Firm must assess whether it holds material nonpublic information (“MNPI”) that could be considered important by a reasonable investor in making a trading decision regarding the CLO, including MNPI relating to any known obligors in the collateral pool.

The Firm maintains an issuer-level Restricted List that identifies issuers about which MNPI has been obtained. Compliance is responsible for maintaining risk-based controls, based on information available to the Firm, to identify and manage potential CLO exposures to Restricted issuers and to prevent trading activity inconsistent with MNPI restrictions.

CLO transactions are subject to pre-trade screening reasonably designed to identify potential exposure to Restricted issuers, calibrated to information available to the Firm at the time of trade. Any transaction flagged through these controls may not proceed unless Compliance determines and documents that the trade is permissible.

Confidentially of Non-Public Information and MNPI

Access Persons are required to safeguard the confidentiality of any nonpublic information that may be in his/her possession and to ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained.

Access Persons may not disclose to any person outside the Company that an issuer has been placed on the Restricted List except in circumstances in which Compliance has provided written approval that such Access Person may disclose the identity of an entity on the Restricted List.

Monitoring and Training

Compliance has primary responsibility for implementing, maintaining and enforcing this Insider Trading Policy. Compliance will:

1.	Provide Access Persons with training on an annual basis and address any questions arising under this Insider Trading Policy; and
2.	Resolve questions as to whether information received by an Access Person is MNPI.

Certification Requirement

On a periodic basis, no less than annually, each Access Person shall certify via StarCompliance that where they have become aware of MNPI, they have immediately notified Compliance and that they have followed the requirements of the Company’s Insider Trading Policy.

Violations

Penalties for trading based on or communicating MNPI to others can be severe, both for individuals involved in such unlawful conduct and their employers, including jail time, loss of licenses to practice and material monetary penalties. In addition, a violation of this Insider Trading Policy may result in serious sanctions by the Company, including possible dismissal of the persons involved.

C.	Gifts and Entertainment Policy

Policy Summary

The Company values its reputation for ethical behavior and is committed to maintaining the highest level of standards in the conduct of its business affairs. The actions and conduct of the Company’s employees as well as others acting on the Company’s behalf are key to maintaining these standards. Under no circumstances may an Access Person initiate or encourage the provision of a Gift or Entertainment from any person or organization. While Gifts and Entertainment are not prohibited from being given and received, they can create conflicts of interest. As such, Access Persons should be mindful of the value and frequency of Gifts and Entertainment given and received and shall comply with the pre-approval and reporting requirements herein.

Definitions

“Entertainment” – Refers to situations where the giver accompanies the recipient to an event including but not limited to, business meals, receptions, tickets28 to social or sporting events, participation in sporting events, or accommodations, given to or received from, a person/company with whom the Company has or is likely to have business dealings.

“Gift” – Includes, but is not limited to, tickets to social or sporting events (where the giver does not accompany the recipient to the event), candy, baskets, flowers and promotional items29, given to or received from, a person/company with whom the Company has or is likely to have any business dealings.

Gift does not include cash or cash equivalents (such as gift cards) which may not be given or received by an Access Person.

“Registered Representative” – Refers to any Firm employee who is registered with FINRA through Muzinich Capital LLC, the Firm’s affiliated broker-dealer.

Gifts and Entertainment Policy

Under no circumstances may an Access Person make charitable contributions in the name of the Company, herself or himself, or give any charitable contribution, Gift or Entertainment, to directly obtain or retain business or gain an improper business advantage. In addition, neither the Company nor its Access Persons may make a charitable contribution to any charity with the intention of influencing such charity to become a client. In addition to adhering to this Gifts and Entertainment Policy, and pre-approval requirements set forth herein, all Gifts or Entertainment (given or received) must be in compliance with the Anti-Bribery and Corruption Policy and Political Contributions and Political Activities Policy. Gifts and Entertainment generally fall into the category of acceptable non-monetary benefits provided they are:

1.	Capable of enhancing the quality of service provided to clients;
2.	Of an appropriate scale and nature so they could not be judged to impair the Company’s duty to act honestly, fairly, and professionally in the best interest of its clients; and
3.	Reasonable, proportionate and of a scale that they are unlikely to influence the Company’s behavior in any way that is detrimental to the interest of its clients.

28 For Ltd. Staff ticketed events are considered Gifts, not Entertainment.

29 This does not include de minimis hospitality or branded merchandise (e.g. a pen/notebook).

Ltd. Staff shall review the Inducements Policy in the Ltd. Compliance Manual for more information.

Under no circumstances may an Access Person do indirectly what this Gifts and Entertainment Policy prohibits directly. Furthermore, Access Persons should notify Compliance about any actual or apparent conflict of interest in connection with any Gifts, Entertainment and/or charitable contribution, or about any contribution that could give an appearance of impropriety.

Pre-Approval and Reporting Requirements

Valuation

The currency involved with the thresholds outlined throughout this Gifts and Entertainment Policy is dependent upon whether the Access Person is an Inc. Staff or Ltd. Staff.30 The threshold values do not differ, however, the currency will. For example, an Access Person that is an Inc. Staff member has a gift threshold of greater than or equal to $100 (USD) whereas an Access Person that is a Ltd. Staff member will have a gift threshold of greater than or equal to €100 (Euros) or GBP, depending on location.

Gifts are valued per item per head and Entertainment per head. Access Persons shall consult with Compliance when they are unsure of the value of a Gift or Entertainment.

When a recipient brings a spouse, family member, friend, etc. (“Personal Guest”) to Entertainment, the per head value attributed to the recipient’s Personal Guest should be included as Entertainment for the recipient who brought the Personal Guest.

By way of example:

●	Total cost of Entertainment in the below examples is 450. Total number of recipients is three.
○	An Access Person entertained an external recipient and also invited the recipient’s Personal Guest. The reported value given to the Access Person is 150 and the value given to the external recipient is 300 (recipient and Personal Guest).
■	The Access Person must obtain pre-approval before giving this Entertainment as 300 is above the 250 threshold (thresholds discussed below in this Gifts and Entertainment Policy).
○	An Access Person is being entertained by an external recipient and their Personal Guest is invited. The estimated reported value given to the Access Person is 300 (Access Person and their Personal Guest).
■	The Access Person must obtain pre-approval before receiving this Entertainment as 300 for the external recipient is above the 250 threshold (thresholds discussed below in this Gifts and Entertainment Policy).

Gifts

Pre-Approval. Access Persons must obtain pre-approval for Gifts (given or received) of 100 or over (or cumulative 100 in a calendar year to/from an individual).

30 For Access Persons who are dual employed by Muzinich & Co. Ltd. and Muzinich & Co., Inc. the currency is dependent on which entity they are representing when the Gift and/or Entertainment is being conducted.

All Access Persons must obtain preapproval before giving or receiving any Gift with a Government Official, regardless of value.

On a case-by-case basis, where customary business practices justify or where a particular Gift does not represent an inappropriate conflict of interest, Compliance may approve a Gift of 100 or more. It should be noted however, that such an exception is not related to Gifts given or received by Registered Representatives when related to broker-dealer activity.

Reporting. Within 30 calendar days after each quarter end, Access Persons must report all Gifts (given or received) during the calendar quarter, with the exception of de minimis hospitality or branded merchandise (e.g. a pen/notebook) which will not require reporting. This de minimis exception does not apply in connection to Gifts with Government Officials.

Entertainment

Pre-Approval. Access Persons must obtain pre-approval for Entertainment (given or received) of 250 or more. However, for Ltd. Staff, pre-approval is required for Entertainment for a ticketed event that is at or above 100.

Access Persons must obtain preapproval before giving or receiving any Entertainment with a Government Official, regardless of value.

On a case-by-case basis, where customary business practices justify or where a particular Entertainment does not represent an inappropriate conflict of interest, Compliance may approve Entertainment above the 100 or 250 thresholds outlined above.

Reporting. Within 30 calendar days after each quarter end, Registered Representatives and all Traders must report Entertainment (given or received) at or above 20 or cumulative at or above 50 in a calendar year to/from any individual. Inc. Staff (excluding Registered Representatives and Traders) and Ltd. Staff must report Entertainment (given or received) at or above 75 or cumulative at or above 75 during the calendar quarter. Access Persons must obtain preapproval and report all Entertainment (given or received) with Government Officials.

Gifts and Entertainment in Tabular Form

The below table restates the Gift and Entertainment thresholds in tabular form:

Per Event or Item (Giving & Receiving)	Pre-Approval Required	Reporting Required	No Notification
Gifts (For Ltd. Staff this also includes Entertainment that is a ticketed event only)	≥ 100** (or cumulative 100 in a calendar year to/from an individual)	All	*
Entertainment Registered Representatives and all Traders	≥ 250**	≥ 20** (or cumulative total of 50 or above in a calendar year to/from any individual)	< 20** (and cumulative total below 50 in a calendar year to/from any individual)

Entertainment Inc. Staff (excluding Traders and Registered Representatives) and Ltd. Staff (excluding Traders)	≥ 250**	≥ 75** (or cumulative total of 75 or above in a calendar year to/from any individual)	< 75** (and cumulative total below 75 in a calendar year to/from any individual)

*de minimis hospitality or branded merchandise (e.g. a pen/notebook) will not require reporting (with the exception of Government Officials).

**Access Persons must obtain preapproval and report all Gifts and Entertainment (given or received) with Government Officials.

The giving of Gifts or Entertainment for a business purpose paid from an Access Person’s own funds, rather than the Company’s funds, may still be covered by this Gifts and Entertainment Policy and should be reported to Compliance.

Charitable Contributions

Charitable donations made in the name of the Company must be preapproved by Compliance. In addition, if an Access Person receives a request to donate to any charity at the behest of any client or prospect, he or she must request pre-approval from Compliance.

Recordkeeping

For any Gift or Entertainment that must be reported in accordance with this Gifts and Entertainment Policy, Access Persons shall report it no later than 30 calendar days following each calendar quarter end via StarCompliance.

Records of all Gifts and Entertainment (given or received) whether submitted for preapproval or reporting shall be maintained in StarCompliance. Compliance is responsible for maintaining records of pre-approval, reporting and Compliance approvals or denials outlined in this Gifts and Entertainment Policy.

Monitoring

Compliance will periodically review the volume of Gifts and/or Entertainment given or received and adherence with this Gifts and Entertainment Policy. Such findings may be periodically reported to senior management and/or relevant board of the Company to assist in the management of potential conflicts of interest.

Questions and Exceptions

Questions about the applicability of this Gifts and Entertainment Policy should be directed to Compliance. Only Compliance may approve any exceptions to this Gifts and Entertainment Policy.

D.	Anti-Bribery and Corruption Policy

Policy Summary

The Company values its reputation for ethical behavior and is committed to maintaining the highest level of standards in the conduct of its business affairs. The actions and conduct of Access Persons as well as others acting on the Company’s behalf are key to maintaining these standards. The Company has a zero tolerance policy towards bribery.

U.S. Foreign Corrupt Practices Act 1977 (“FCPA”) and the UK Bribery Act 2010 outline offenses and penalties for bribery and corruption. These laws require the Company to implement ‘adequate policies and procedures’ to prevent bribery. This Anti-Bribery and Corruption Policy applies to all Access Persons.

Some activities that may not at first seem like bribery may be considered bribery for purposes of these laws and/or any other applicable local laws as outlined in the Ltd. Compliance Manual. It is therefore important that Access Persons take the time to read and comply with this Anti-Bribery and Corruption Policy and understand the many forms that bribery may take.

Understanding and Recognizing Bribery and Corruption

Acts of bribery or corruption are intended to influence an individual in the performance of his/her duty and incline him or her to act in a way that a reasonable person would consider to be improper in the circumstances. For the purposes of this Anti-Bribery and Corruption Policy, bribery occurs when one person offers, pays, seeks or accepts a payment, gift, favor, or a financial or other advantage from another to influence an outcome improperly, or to induce or reward improper conduct.

Bribery and corruption, whether involving Government Officials or commercial entities, can be direct or indirect through third parties like agents, brokers, third party marketers and joint venture partners. To make so-called “facilitation payments” can constitute bribery (even when the making of the payment in the particular jurisdiction is considered usual or even legal). Facilitation payments (‘facilitating’, ‘speed’, ‘back-hander’, or ‘grease payments’) are any payments (usually of small value and in cash) made to low-level officials to secure or expedite the performance of a routine or necessary action or level of service.

Bribes are not always made in cash. Gifts, corporate hospitality and entertainment can be considered bribes if they are intended to influence a decision.

Penalties

Because of the Company’s corporate structure, both the UK Bribery Act and the FCPA and/or any other applicable local laws as outlined in the Ltd. Compliance Manual apply to the Company’s activities. The laws provide for significant penalties for both giving and receiving bribes, which may include prison sentences and fines for individuals and unlimited fines for companies.

Note that penalties have been imposed on companies for not having sufficient policies and procedures to prevent bribery, even in the absence of any evidence that bribery in fact occurred.

Risk Assessment

The Company monitors its risks associated with exposure to bribery and corruption, taking into account the jurisdictions in which the Company undertakes business and any relationships with associated persons (i.e. those performing services on behalf of the Company).

The Company considers that its overall bribery and corruption risk is low. This is due to the fact the Company generally only deals with Clients that are (i) regulated (either within the financial services sector or other sectors), (ii) reputable and well-established, (iii) based in jurisdictions which have a low risk of bribery and corruption, and/or (iv) are generally themselves subject to anti-bribery legislation.

Nevertheless, Access Persons must remain alert to bribery and corruption risks and observe this Anti-Bribery and Corruption Policy at all times.

Anti-Bribery and Corruption Policy

The Company will not tolerate bribery or corruption in any form. The Company prohibits bribery of or by any person or company, in any jurisdiction, wherever they are situated and whether they are a Government Official, private person or company, or by any individual Access Person, agent or other person acting on the Company’s behalf in order to:

1.	Gain any commercial, contractual or regulatory advantage for the Company in a way which is unethical; or
2.	Gain any personal advantage, pecuniary or otherwise, for the individual or anyone connected with the individual; or
3.	Induce the improper performance of any function that is of a public nature, connected with a business, performed by a person in the course of their employment; or influence any act or decision of a foreign Government Official.

Government Official

Although this Anti-Bribery and Corruption Policy applies to both public and private sectors, dealing with Government Officials poses a particularly high risk in relation to bribery due to the strict anti-bribery and corruption rules and regulations in many countries. The provision of money or anything else of value, no matter how small, to any Government Official for the purpose of influencing them in their official capacity is prohibited.

Prior consultation with Compliance should be made in relation to:

1.	Any payment directly or indirectly to a Government Official (this does not include payments for governmental services that one is legally entitled to receive and as to which the Government Official has no discretion);
2.	Gifts and hospitality/entertainment in connection with a Government Official; and
3.	Making charitable contributions in connection with dealings with a Government Official.

Gifts

This Anti-Bribery and Corruption Policy does not prohibit the giving or receiving of gifts, if such gift complies with the Company’s Political Contributions and Political Activities Policy, Gifts and Entertainment Policy, and local rules and regulations.

Third Party Agents

The Company may be held responsible for the actions of third parties acting on the Company’s behalf with respect to bribery and corruption. Nothing that is prohibited by this Anti-Bribery and Corruption Policy may be done indirectly through a third party. Due diligence of service providers critical to the Company’s business is undertaken by the Company as outlined in the Oversight of Outsourced Providers Policy and the Oversight of Service Providers Policy in the Compliance Manuals.

Political Contribution and Charitable Donation

Neither the Company nor its Access Persons may make any form of political contribution or charitable donation/sponsorship where that contribution/donation/sponsorship is made or in any way may be interpreted as a way of obtaining an improper advantage for the Company in business transactions. A political contribution for these purposes would include any payment or donation to a political party or organization including a trade union or to any lobbyist or lobbying group or to any candidate for election to public office.

Charitable donations should not be made by or on behalf of the Company if the contribution is or may in any way be interpreted as a means of improperly influencing any situation which may have an impact on the Company’s business. For example, this may be the case if a charity is supported by a high profile individual who is, or where the charity is, lobbying for a particular outcome which is relevant to the Company’s business.

Where any political contributions are to be made by Access Persons they may only be made with the prior approval of Compliance and in accordance with the Political Contributions and Political Activities Policy, where relevant. Where any political contributions or charitable donations/sponsorships are to be made by or on behalf of the Company, they may only be made with the prior approval of Compliance and in accordance with the Gifts and Entertainment Policy and Political Contributions and Political Activities Policy in the Code.

Conferences and Similar Events

When sending invitations to events or entertainment, Access Persons should check to see whether invitees fall under the description of a Government Official. For those that do, Access Persons should first seek preapproval from Compliance via StarCompliance before proceeding with sending any invitations.

Access Person Awareness

The prevention, detection and reporting of any bribery or corruption in any form is the responsibility of all Access Persons. If an Access Person becomes aware or suspects that an activity or conduct that is proposed or has taken place is a bribe or is corrupt, then the Access Person has a duty to report this to the Executive Chairman, Chief Legal Officer, Compliance and/or his/her direct manager. Reports can be made confidentially to Compliance.

Recordkeeping

Records of the pre-approval, reporting and Compliance approvals or denials with regard to activities with Government Officials as outlined in this Anti-Bribery and Corruption Policy shall be maintained by Compliance. In addition, any reports of bribery or corruption and the investigations and resolutions of such reports shall be maintained by Compliance.

Training

Compliance is responsible for ensuring all Access Persons periodically undertake mandatory anti-bribery and corruption training, highlighting the specific sources of risk with respect to the Company’s activities.

E.	Outside Activities Policy

Policy Summary

Although the Company encourages Access Persons to participate in and provide leadership to community, charitable, and professional activities, such activities may result in a conflict of interest with the Company’s business from time to time. Personal interests must not affect the ability of an Access Person to make judgments or decisions in the best interests of the Company and its clients. Therefore, Access Persons shall seek to avoid situations in which he/she (or his/her Immediate Family) conducts activities that create actual, potential or perceived conflict of interest. It is the Company’s policy that outside activities must be reported to and/or preapproved by Compliance as outlined herein.

Policy

Access Person Requirements

Regardless of whether the outside activity is a paid position, Access Persons are required to obtain prior approval from Compliance before:

1.	Accepting employment of any type outside the Company;
2.	Serving as an officer, director, partner of any business or other organization (including but not limited to, a charitable organization or a portfolio company);
3.	Serving on an ad hoc and/or steering committee of a portfolio company;
4.	Sitting on the board of directors of a portfolio company;
5.	Having board observer rights of a portfolio company;
6.	Having a substantial (1% or greater) financial interest in a public organization;
7.	Having a material relationship with a supplier (service provider), competitor, client, investor of the Company or other entity with which the Access Person deals in the course of his/her duties at the Company; or
8.	Becoming a candidate for any public (government) office.

Any Access Person who engages in an approved outside activity shall not conduct such activities on the Company’s premises or behave in such manner that might imply that such activities are being conducted by or with the Company’s endorsement. This does not apply to circumstances when the outside activity relates to an Access Person serving as an officer, director, partner of a portfolio company.

Certain Ltd. Staff shall certify to Compliance, at least annually, that they have reported the following paid or unpaid activities via StarCompliance covering the past ten years:

1.	Directorships;
2.	Partnership interests; and
3.	Trusteeships.

Immediate Family Requirements

Activities of Access Persons’ Immediate Family also have the capacity to create actual, potential or perceived conflicts of interest. Regardless of whether the activity is a paid position, Access Persons are required to pre-approve where possible and report the following immediately when they are aware of his/her Immediate Family:

1.	Being employed by a broker dealer, investment adviser or other financial institution; or

2.	Having a material relationship with a supplier (service provider), competitor, client, investor of the Company, portfolio company, potential portfolio company, or other entity with which the Access Person deals in the course of his/her duties at the Company.

When considering what might create an actual, potential or perceived conflict of interest with the Company, Access Persons must take into consideration current and recent (approximately the last six months) activities that Access Persons or his/her Immediate Family have with the Company’s (i) suppliers of goods and services, (ii) competitors, or (iii) other entities with which the Access Person deals in the course of his/her duties at the Company. Access Persons shall seek to avoid situations in which he/she or his/her family members directly profit from a relationship with a company or other entity with which the Access Person deals in the course of his/her duties at the Company. All such potential conflicts must be reported to Compliance, and Compliance shall determine and appropriately document their review of such reported activity.

Procedure

All pre-approval and reporting of outside activities must be made via StarCompliance and where applicable should specify whether the activity has an actual, potential or perceived conflict of interest with the Company and, if so, the nature and extent of that activity. All Access Persons are responsible for notifying Compliance of any changes to the information disclosed and for ensuring that his/her records in StarCompliance of outside activities are accurate and up to date.

Upon becoming an Access Person, and annually thereafter, all Access Persons shall certify that they have pre-approved and/or reported all outside activities required under this Outside Activities Policy to Compliance via StarCompliance.

F.	Conflicts of Interest Policy

Background

The Company and its Access Persons occupy a position of trust and confidence with respect to its clients. Clients rely on the Company’s integrity and objectivity to assist them in meeting their investment objectives. It is the Company’s policy to act with integrity and not permit any potential conflicts of interest to compromise its reputation for high standards and ethical behavior in the conduct of its business affairs.

In addition, the Company is required to take all appropriate steps to identify and manage actual and potential conflicts (i) between the interests of the Company and its Access Persons and/or Clients, and (ii) between the Company’s Clients.

When identifying conflicts of interest, the Company and its Access Persons consider whether they or the Company’s Clients:

1.	Are likely to make a financial gain, or avoid a loss, at the expense of a Client;
2.	Have an interest in the outcome of service or activity provided to a Client, or of a transaction carried out on behalf of a Client, which is distinct from the Client’s interest in that outcome;
3.	Have a financial or other incentive to favor the interests of one Client over another;
4.	Carry out the same business as the Client; or
5.	Receive or may receive an inducement from a person other than the Client in relation to services provided to the Client in the form of monetary or non-monetary benefits or services.

The Company regularly identifies potential conflicts of interest and takes appropriate action to eliminate or manage these potential conflicts.

Policy

The protection of Client interests is the Company’s first concern and therefore it is the Company’s policy that:

1.	Where conflicts are identified, the Company will seek to organize its business activities in a manner that avoids such conflicts;
2.	Where conflicts are unavoidable, the Company will take appropriate measures to seek to mitigate and manage such conflicts in a manner that seeks to ensure that the Company or its Access Persons are not advantaged, and that no Client is disadvantaged; and
3.	Where the Company is not reasonably confident that it is able to manage a particular conflict to adequately protect the interest of a Client, the Company must:
i.	Clearly disclose in writing, the general nature and source of the conflict of interest to the Client before undertaking business for the client; and
ii.	Provide sufficient detail to enable that particular Client to take an informed decision in relation to the conflict.

Disclosure may only be used as a way of managing conflicts of interest as a last resort.

Identification and Management of Conflicts of Interest

Conflicts of interest may exist among the Company, its Access Persons and its Clients or between more than one Client as a result of the intended or actual activities of the Company or its Access Persons. The

Company performs a conflicts of interest assessment on an annual basis, which is intended to identify conflicts that may occur at the Company or Access Person level, details of which are contained in its Conflicts of Interest Register.

Conflicts Training

All Access Persons receive a copy of this Conflicts of Interest Policy, and training in respect of conflicts of interest on an annual basis. In addition, all Access Persons are required to comply with the Company’s compliance procedures, including the Code and Ltd. Staff shall also refer to the Inducements Policy in the Ltd. Compliance Manual.

Access Person Responsibility

Access Persons should be alert for potential conflicts of interest in their everyday duties. If the conflicts are not covered by existing policies or procedures, Access Persons should contact Compliance for further guidance on how to manage or eliminate the conflict. If Compliance is unable to resolve the potential conflict in a manner that he/she believes is fair and appropriate, he/she will escalate the matter to senior management and/or the boards of the Company to discuss an appropriate resolution.

G.	Political Contributions and Political Activities Policy

Important Notice

All Access Persons must obtain pre-approval from Compliance before (i) s/he or his/her Immediate Family makes any direct or indirect Political Contribution, or (ii) s/he or his/her Immediate Family engages in certain political activities.

Capitalized terms are defined below in the Defined Terms section.

Background

Political Contributions made directly or indirectly by investment advisers to U.S. Officials or candidates for U.S. office that are in a position to influence the selection of the investment adviser for its advisory services can potentially undermine the fairness of the selection process for such services.

The Pay-to-Play Rules prohibit an investment adviser from providing investment advisory services for compensation to a state or local government entity within two years after that investment adviser or any of its Access Persons has made a Political Contribution. The Pay-to-Play Rules also provide that advisers must maintain records concerning (i) Political Contributions, (ii) the business it does with U.S. Government Entities, and (iii) the identity of its Access Persons.31

Furthermore, some U.S. States or local governments have passed laws that similarly disqualify contractors, including member firms or investment advisers, from providing services for compensation for a period of time.

Accordingly, the Company acknowledges the critical importance of having a robust policy and procedures in place in relation to Political Contributions and political activities.

Political Contributions and Political Activities Policy

The combination of the Pay-to-Play Rules and U.S. State or local government rules create a risk for the Company in relation to current ongoing relationships with U.S. Officials or U.S. Government Entities, who may, for example, have segregated accounts with the Company or investments in funds advised by the Company. The Company has policies and procedures in place for the identification of U.S Officials and U.S. Government Entities who are the Company’s clients or investors, new hire screening with regard to Political Contributions and screening of third party solicitors.

All Access Persons must obtain pre-approval from Compliance before (i) s/he or his/her Immediate Family makes any direct or indirect Political Contribution, or (ii) s/he or his/her Immediate Family engages in certain political activities.

31 SEC rules state that the investment adviser must maintain books and records including the following: names, titles, business addresses and residential addresses of its Covered Associates which are defined as Access Persons for the purposes of this Political Contributions and Political Activities Policy.

“Indirect” Political Contributions include: (i) Political Contributions made by an Access Person’s Immediate Family32, (ii) Political Contributions made via another member of the same household, (iii) Political Contributions made from an account controlled by the Access Person, (iv) agreeing to share the burden of a Political Contribution made by another person, (v) Political Contributions solicited from others by the Access Person, and (vi) allowing a third party marketer or solicitor to make a Political Contribution on behalf of the Company or an Access Person.

Activities that Require Pre-Approval from Compliance:

1.	Making a Political Contribution, directly or indirectly;
2.	Coordinating any political campaign;
3.	Conducting any Fundraising;
4.	Contributing to a charity controlled by a U.S. Official;
5.	Assuming any role with an organization that regularly engages in Fundraising and endorses U.S. Officials for office;
6.	Allowing one’s name to be used in connection with any Fundraising event; and
7.	Making any payment to any person in connection with solicitation of investment advisory business to be carried out for a U.S. Government Entity unless the recipient of the payment is a registered broker-dealer or a registered representative thereof or a registered investment adviser or affiliated person thereof.

Access Persons must not give and / or receive any gift or entertainment to any officer, employee or official representative of any U.S. Government Entity without pre-approval from Compliance. Please refer to the Gifts and Entertainment Policy for further information.

In addition to the above, each Access Person must adhere to the Company’s Outside Activities Policy and Conflicts of Interest Policy for any political activities.

Pre-Approval Procedure

To request pre-approval under this Political Contributions and Political Activities Policy, Access Persons must complete a request form on StarCompliance. Compliance may request additional information before deciding whether to grant approval.

Any pre-approved Political Contributions and/or political activities are subject to on-going reviews made against business development or solicitation activity.

Access Persons who work in the Marketing Department must notify Compliance immediately of any proposed investment advisory services to a U.S. Government Entity. This includes situations where 40 Act Funds may become an option in a U.S. government-sponsored plan.

32 An Access Person’s Immediate Family is not considered an Access Person under the Pay-to-Play Rules; however, because the Pay-to-Play Rules prohibit Access Persons from doing anything indirectly that would be prohibited if done directly, the Company requires Access Persons to pre-approve all Political Contributions and political activities made by Immediate Family under this Political Contributions and Political Activities Policy.

Record Keeping

Compliance will maintain records setting forth in chronological order each Political Contribution and political activity made directly or indirectly by an Access Person and/or Immediate Family member for a period of seven years as well as required books and records on the Access Person as outlined herein. Compliance will also maintain a list of U.S. Government Entities that are clients of the Company or investors in a covered investment pool (as defined under the Pay-to-Play Rules) for which the Company is an adviser.

Access Person Screening

Access Persons must make certifications as to all Political Contributions made and political activities engaged in by the Access Person and/or his/her Immediate Family two years prior to becoming an Access Person and must thereafter certify on an annual basis that s/he has obtained pre-approval and has reported all Political Contributions and political activities required under this Political Contributions and Political Activities Policy to Compliance via StarCompliance.

Exceptions

Any exception(s) to this Political Contributions and Political Activities Policy may be approved solely at the discretion of Compliance. The rationale for any exception to this Political Contributions and Political Activities Policy shall be documented by Compliance.

Annual Review

This Political Contributions and Political Activities Policy is annually reviewed by Compliance.

Training and Support

Access Persons must receive compliance training at least on an annual basis, which shall include (among other matters) information in respect of matters pertaining to this Political Contributions and Political Activities Policy.

Please contact Compliance if you require any support or assistance in relation to this Political Contributions and Political Activities Policy (for example, to determine whether or not an activity is captured under this Political Contributions and Political Activities Policy).

Defined Terms

For the purposes of this Political Contributions and Political Activities Policy, the following definitions apply. For the avoidance of doubt, the definitions used for the purposes of this Political Contributions and Political Activities Policy may be broader than the definition contained in the Pay-to-Play Rules (as defined below):

“Access Person” – includes all persons employed by the Company and/or any consultant, intern, or other third party deemed to be a “Access Person” as determined by Compliance. To note, Compliance has the discretion to consider an individual not to be (or to no longer be) an Access Person.

“Company” – Muzinich & Co., Inc., 1988 Asset Management, LLC and its relying adviser, 1988 CLO LP, Series M-1, Muzinich & Co. Limited and their affiliates.

“Fundraising” – The act of soliciting or coordinating (i.e. collecting and forwarding) Political Contributions or payments to a U.S. (i) political party, (ii) incumbent, and/or (iii) candidate or a nominee of a political party.

“Immediate Family” – A member of an Access Person’s family that shares the same household as the Access Person including his/her spouse, child, parent, or other family member. The term also includes any related or unrelated individual who (i) is financially dependent upon, and/or (ii) whose investments are controlled by an Access Person.

“Pay-to-Play Rules” – Rule 206(4)-5 under the Advisers Act and FINRA Rules 2030 and 4580.

“Political Contribution” – A gift, a subscription or loan, an advance, a deposit of money or anything of value made (i) for the purpose of influencing any election for U.S. Federal, State of local government, (ii) to pay debts incurred in connection with such an election, (iii) to pay any transition or inaugural expenses related to a successful candidate for U.S. Federal, State or local office, or (iv) anything of value, such as resources or facilities of the adviser or Access Person (such as the use of conference rooms, office facilities, equipment or personnel or personal residence) or hosting an event for the official or candidate in a public (e.g., restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting an event).

“StarCompliance” – the Company’s automated personal trading and global code of ethics reporting system (https://muzinich.starcompliance.com)

“U.S. Government Entity” – means the government of the United States, any state, or any political subdivision thereof, including (i) its agencies, authorities or instrumentalities, (ii) a pool of assets sponsored or established by the United States, a state, or any political subdivision, agency, authority, or instrumentality thereof, (iii) a plan or program of the United States, a state, or any political subdivision, agency, authority, or instrumentality thereof, and (iv) officers, agents, or employees of the United States, a state, or any political subdivision, agency, authority, or instrumentality thereof who are acting in their official capacity.

“U.S. Official” – means any person (including any election committee for the person) who, at the time of a Political Contribution, is an incumbent, a candidate or successful candidate for elective office for a U.S. Government Entity.